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                                                                    Exhibit 99.1

(CMS ENERGY LOGO)                                                   News Release

                 CMS ENERGY COMPLETES SALE OF BUSINESS INTERESTS
                      IN THE MIDDLE EAST, AFRICA, AND INDIA

      JACKSON, Mich., May 2, 2007 -- CMS Energy completed today the sale of its ownership interests in businesses in the Middle East, Africa, and India to the Abu Dhabi National Energy Company (TAQA) for $900 million.

      Proceeds from the sale of the company's CMS Generation subsidiary will be used to retire part of CMS Energy's parent company debt and for general corporate purposes, primarily investments in its Michigan utility, Consumers Energy.

      CMS Generation and TAQA's majority owner, the Abu Dhabi Water and Electricity Authority (ADWEA), are long-time partners. CMS Generation, in conjunction with ADWEA, developed, constructed, and operates the Al Taweelah A2 facility and in conjunction with ADWEA and International Power developed, constructed, and operates the Shuweihat S1 facility. The two major power and desalination projects are in the United Arab Emirates.

      The CMS Generation portfolio also includes ownership interests in generation businesses in Morocco, Saudi Arabia, Ghana, and India.

      CMS Energy (NYSE: CMS) is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590